                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933


                          GTE CALIFORNIA INCORPORATED
             (Exact name of registrant as specified in its charter)

     CALIFORNIA                                  95-0510200
(State of Incorporation)              (I.R.S. Employer Identification No.)

                   1255 Corporate Drive, Irving, Texas 75038
                                 (972) 507-5050
         (Address and telephone number of principal executive offices)

                                   _________

  DAVID S. KAUFFMAN, ESQ.                    CHARLES J. SOMES, ESQ.
 GTE California Incorporated              GTE California Incorporated
   1255 Corporate Drive                       1255 Corporate Drive
   Irving, Texas 75038                        Irving, Texas 75038
      (972) 507-5328                            (972) 507-5297
      (Names, addresses and telephone numbers of agents for service)
                                   _________

     Copies to: Robert W. Mullen, Jr., Esq., Milbank, Tweed, Hadley & McCloy,
              1 Chase Manhattan Plaza, New York, New York  10005.

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ] 333-

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                   _________

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
                                         Proposed     Proposed
                                         Maximum      Maximum
Title of Each Class        Amount        Offering    Aggregate      Amount of
of Securities               To Be       Price Per     Offering    Registration
To Be Registered         Registered        Unit        Price          Fee*
-------------------------------------------------------------------------------

Debentures             $300,000,000 **     100%     $300,000,000   $88,500 **
-------------------------------------------------------------------------------

* Registration fee is calculated pursuant to Rule 457(a) under the Securities Act of 1933.

** As permitted by Rule 429 under the Securities Act of 1933, as amended, the prospectus contained in this Registration Statement also covers $200,000,000 of Debentures previously registered and unissued (Registration Statement No. 333-46677). The Registrant previously paid a filing fee of $88,500 with such registration statement ($59,000 of which is associated with the $200,000,000 of Debentures also covered by the prospectus contained in this Registration Statement).

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 1998
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE +
+SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

                                  $500,000,000


                      [LOGO] GTE CALIFORNIA INCORPORATED

                                   DEBENTURES


                      ----------------------------------


GTE California Incorporated intends to offer at one or more times Debentures with a total offering price not to exceed $500,000,000. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.


                      ----------------------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                               September   , 1998

TABLE OF CONTENTS

 About this Prospectus......................................................   2
 Where You Can Find More Information........................................   2
 The Company................................................................   2
 Use of Proceeds............................................................   3
 Consolidated Ratios of Earnings
  to Fixed Charges..........................................................   3
 Description of the Debentures..............................................   3
 Experts....................................................................   7
 Certain Legal Matters......................................................   7
 Plan of Distribution.......................................................   7


ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the Debentures described in this prospectus in one or more offerings with a total offering price not to exceed $500,000,000. This prospectus provides you with a general description of the Debentures. Each time we sell Debentures, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information in this prospectus. The information in this prospectus is
accurate as of        , 1998. Please carefully read both this prospectus and
any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."


WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the
Debentures:

 .  Annual Report on Form 10-K for the year ended December 31, 1997; and

 .  Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30,
   1998.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

  Treasurer
  GTE California Incorporated
  1255 Corporate Drive
  Mail Code: SVC03A01
  Irving, Texas 75038
  (972) 507-5030

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.


THE COMPANY

We are a subsidiary of GTE Corporation. All of our common stock, constituting approximately 99.6% of our total voting stock, is owned by GTE Corporation. We provide communications services in southern and central California, Nevada and Arizona.

Our principal line of business is providing communications services ranging from local telephone service for the home and office to highly complex voice and data services. We provide local telephone service within our franchise area and intraLATA (Local Access Transport Area) toll service between our facilities. We also provide intraLATA toll service between our facilities and the facilities of other telephone companies within our LATAs. We provide network facilities through which long distance companies offer InterLATA service to other points in and out of the states in which we operate. We charge these long distance companies access fees for using our network. Business and residential customers also pay us charges to connect to our local network and to obtain long distance service. We also earn revenue by providing billing, collection, operator and other services to long distance companies.

Our principal executive offices are located at 1255 Corporate Drive, Irving, Texas 75038, telephone (972) 507-5050.


USE OF PROCEEDS

We will use the net proceeds from the sale of the Debentures:

 . to repay short-term borrowings used to finance our construction program; and

 . for general corporate purposes.

At July 31, 1998, our short-term borrowings (not including current maturities) were approximately $256,338,000 with an average annual interest rate of 5.68%.

We estimate our construction budget at approximately $610,025,000 for 1998. Approximately $385,133,000 of that amount already has been spent on central office equipment, outside plant and land and buildings. Internal sources and short-term loans will provide the funds needed to complete the 1998 construction program.


CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

 SIX MONTHS
    ENDED          YEARS ENDED DECEMBER 31,
JUNE 30, 1998   ----------------------------
 (UNAUDITED)    1997  1996  1995  1994  1993
-------------   ----  ----  ----  ----  ----
    7.74        9.31  8.06  5.33  7.37  2.77*

--------
* 1993 results include an after-tax restructuring charge of approximately $304,400,000 to implement a re-engineering plan and a one-time, after-tax charge of approximately $23,000,000 related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993. Excluding these items, this ratio would have been 6.45.

For these ratios, "earnings" have been calculated by adding income taxes and fixed charges to income before extraordinary charges, and "fixed charges" include interest expense and the portion of rentals representing interest.


DESCRIPTION OF THE DEBENTURES

GENERAL

We will issue the Debentures under an Indenture between us and the Trustee, U.S. Bank Trust National Association (formerly known as First Trust of California, National Association), as successor to Bank of America National Trust and Savings Association, dated as of December 1, 1993, and supplemented as of April 15, 1996. We have summarized selected provisions of the Indenture below. This is a summary and is not complete. It does not describe certain exceptions and qualifications contained in the Indenture or the Debentures. You should read the Indenture and the form of the Debentures we filed as exhibits to the registration statement for the Debentures for provisions that may be important to you. In the summary below, we have included references to article and section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the Indenture.

The Debentures will be unsecured and will rank equally with all our senior unsecured debt. The Debentures may be issued up to the principal amount that may be authorized by us. The Indenture does not limit the amount of Debentures that may be issued and each series of Debentures may differ as to its terms.

A supplement to the Indenture, Board Resolution or Officers' Certificate may designate the specific terms relating to any new series of Debentures. (ARTICLE
TWO) These terms will be described in a prospectus supplement and will include the following:

 . title of the series;

 . total principal amount of the series;

 . maturity date or dates;

 . interest rate and interest payment dates;

 . any redemption dates, prices, obligations and restrictions; and

 . any other terms of the series.

FORM AND EXCHANGE

The Debentures will be denominated in U.S. dollars and we will pay principal, interest and any premium in U.S. dollars. We will normally issue the Debentures in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. We will refer to this form here and in the prospectus supplement as "book-entry only."

Alternatively, we may issue the Debentures in certificated form registered in the name of the Debenture holder. Under these circumstances, holders may receive certificates representing the Debentures. Debentures in certificated form will be issued only in increments of $1,000 and will be exchangeable without charge except for reimbursement of taxes, if any. We will refer to this form in the prospectus supplement as "certificated." (ARTICLE TWO)

BOOK-ENTRY ONLY PROCEDURES

The following discussion pertains to Debentures that are issued in book-entry only form.

One or more global securities would be issued to DTC or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

Under book-entry only, we will not issue certificates to individual holders of the Debentures. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the Trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the Trustee, or us.

Debentures represented by a global security would be exchangeable for Debenture certificates with the same terms in authorized denominations only if:

 . DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

 .  we instruct the Trustee that the global security is now exchangeable.

REDEMPTION PROVISIONS, SINKING FUND AND DEFEASANCE

We may redeem some or all of the Debentures at our option subject to the conditions stated in the prospectus supplement relating to that series of Debentures. (ARTICLE THREE) If a series of Debentures is subject to a sinking fund, the prospectus supplement will describe those terms.

The Indenture permits us to discharge or "defease" certain of our obligations on any series of Debentures at any time. We may defease by depositing with the Trustee sufficient cash or government securities to pay all sums due on that series of Debentures. (SECTION 11.02)

RESTRICTIONS

The Debentures will not be secured. However, if we at any time incur other debt or obligations secured by a mortgage or pledge on any of our property, the Indenture requires us to secure the Debentures equally with the other debt or obligations for as long as the other debt or obligations remain secured. Exceptions to this requirement include the following:

 . purchase money mortgages, conditional sales agreements or pre-existing mortgages on property acquired after December 1, 1993;

 . certain deposits or pledges to secure the performance of bids, tenders, contracts or leases or in connection with worker's compensation and similar matters;

 .  mechanics' and similar liens created in the ordinary course of business;

 . our first mortgage bonds outstanding on December 1, 1993, issued and secured by us and our predecessors, and any replacement or renewals of these first mortgage bonds which do not increase their amount or extend their final maturity dates;

 . first mortgage bonds which we may issue in connection with our consolidation or merger with or into our affiliates in exchange or substitution for the long-term senior debt of those affiliates; or

 . debt that we are required to assume in connection with the merger or consolidation with or into us of certain of our affiliates. (SECTION 4.05)

We may issue or assume an unlimited amount of debt under the Indenture. As a result, the Indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale value of the Debentures. (SECTION 2.01) However, the issuance of most of our debt securities, including the Debentures, does require state regulatory approval, which may or may not be granted. It is unlikely that we or our management would initiate or support a leveraged buyout, because all of our common stock is owned by GTE Corporation, which has no current intention of selling its ownership in us.

CHANGES TO THE INDENTURE

The Indenture may be changed with the consent of holders owning more that 50% in principal amount of the outstanding Debentures of each series affected by the change. However, we may not change your principal or interest payment terms, or the percentage required to change other terms of the Indenture, without your consent, as well as the consent of others similarly affected. (SECTION 9.02)

We may enter into supplemental indentures for other specified purposes, including the creation of any new series of Debentures, without the consent of any holder of Debentures. (SECTIONS 2.01, 9.01 and 10.01)

CONSOLIDATION, MERGER OR SALE

We may not merge with another company or sell or transfer all or substantially all of our property to another company unless:

 .  we are the continuing corporation; or

 . the successor corporation expressly assumes:

 --payment of principal, interest and any premium on the Debentures; and

 --performance and observance of all covenants and conditions in the Indenture.

(SECTION 10.01 and 10.02)

EVENTS OF DEFAULT

"Event of Default" means, with respect to any series of Debentures, any of the following:

 . failure to pay interest on that series of Debentures for 30 business days after payment is due;

 . failure to pay principal or any premium on that series of Debentures when due;

 . failure to perform any other covenant relating to that series of Debentures for 90 days after we are given written notice; or

 .  certain events in bankruptcy, insolvency or reorganization.

An Event of Default for a particular series of Debentures does not necessarily impact any other series of Debentures issued under the Indenture. (SECTION 6.01)

If an Event of Default for any series of Debentures occurs and continues, the Trustee or the holders of at least 25% of the principal amount of the Debentures of the series may declare the entire principal of all the Debentures of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the Debentures of that series can rescind the declaration if we have deposited with the Trustee a sum sufficient to pay all matured installments of interest, principal and any premium. (SECTION 6.01)

The holders of more that 50% of the principal amount of any series of the Debentures may, on behalf of the holders of all the Debentures of that series, control any proceedings resulting from an Event of Default or waive any past default except a default in the payment of principal, interest or any premium. (SECTION 6.06) We are required to file an annual certificate with the Trustee stating whether we are in compliance with all the conditions and covenants under the Indenture. (SECTION 5.03)

CONCERNING THE TRUSTEE

Within 90 days after a default occurs, the Trustee must notify the holders of the Debentures of the series of all defaults known to the Trustee if we have not remedied them (default is defined for this purpose to include the Events of Default specified above absent any grace periods or notice). The Trustee may withhold notice to the holders of such Debentures of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders. (SECTION 6.07)

Prior to an Event of Default, the Trustee is required to perform only the specific duties stated in the Indenture and, after an Event of Default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 7.01) The Trustee is not required to take any action permitted by the Indenture at the request of any holders of Debentures, unless those holders protect the Trustee against costs, expenses and liabilities. (SECTION 7.02) The Trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially. (SECTION 7.01)

U.S. Bank Trust National Association serves as trustee under our first mortgage bond indenture. GTE Corporation, our parent, has commercial banking relationships with certain affiliates of U.S. Bank Trust National Association.


EXPERTS

Arthur Andersen LLP, independent public accountants, audited our consolidated financial statements and schedules incorporated by reference in this prospectus. We have relied on Arthur Andersen LLP as experts in accounting and auditing in giving the report. Arthur Andersen LLP's report on our consolidated financial statements, schedule and exhibit included in our most recent Form 10-K includes an explanatory paragraph with respect to the discontinuance of the provisions of Statement of Financial Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," as discussed in Note 2 to the consolidated financial statements.


CERTAIN LEGAL MATTERS

William G. Mundy, Esq., our Vice President-General Counsel, or his successor, will issue an opinion about the validity of the Debentures for us. Milbank, Tweed, Hadley & McCloy of New York, New York will issue an opinion on certain legal matters for the agents or underwriters.


PLAN OF DISTRIBUTION

We may sell any series of Debentures:

 . through underwriters or dealers;

 . through agents; or

 . directly to one or more purchasers.

The prospectus supplement will include:

 . the initial public offering price;

 . the names of any underwriters, dealers or agents;

 . the purchase price of the Debentures;

 . our proceeds from the sale of the Debentures;

 . any underwriting discounts or agency fees and other underwriters' or agents' compensation; and

 . any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they will buy the Debentures for their own account. The underwriters may then resell the Debentures in one or more transactions, at any time or times, at a fixed public offering price or at varying prices.

This prospectus should not be considered an offer of the Debentures in states where prohibited by law.

If there is a default by one or more of the underwriters affecting 10% or less of the total principal amount of Debentures offered, the non-defaulting underwriters must purchase the Debentures agreed to be purchased by the defaulting underwriters. If the default affects more than 10% of the total principal amount of the Debentures, we may, at our option, sell less than all the Debentures offered.

Underwriters and agents that participate in the distribution of the Debentures may be underwriters as defined in the Securities Act of 1933. Any discounts or commissions that we pay them and any profit they receive when they resell the Debentures may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which they may be required to make.

Underwriters and agents may be our customers or may engage in transactions with us or perform services for us in the ordinary course of business.

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution.

          The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commission.

1.  Registration fee.........................     $ 88,500
2.  Trustee's fees ..........................        7,200
3.  Cost of printing.........................       40,000
4.  Accounting fees..........................       16,000
5.  Miscellaneous............................        8,300
                                                  --------
                                                  $160,000
                                                  ========

Item 15.  Indemnification of Directors and Officers.

   Pursuant to Section 317 of the California Corporations Code (the "CCC"), a corporation may indemnify its directors and officers by reason of service in such capacities against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding to which the director or officer was or is a party or is threatened to be made a party; provided, however, the director or officer has acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. With respect to any criminal proceedings, the director or officer must have had no reasonable cause to believe that his or her conduct was unlawful. In actions by, or in the right of, a corporation, no indemnification is available for expenses incurred with respect to a pending action settled or disposed of without court approval or with respect to any claim, issue or matter as to which such director or officer is adjudged liable unless, and only to the extent that, it is determined upon application in the court adjudicating the proceeding that, in view of all of the circumstances in the case, such person is fairly and reasonably entitled to indemnity for such expenses. Indemnification against reasonable expenses incurred is mandatory to the extent the director or officer is successful in defense of the proceeding or any claim, issue or matter therein. In cases where the director or officer is not successful, indemnification must be approved by the court adjudicating the proceeding or by the corporation acting through its shareholders, disinterested directors or independent legal counsel.

   The indemnification provided as set forth above is not exclusive and a corporation may, under the CCC, grant additional rights to indemnification; provided, however, that in cases where directors or officers breach their duty to the corporation or its stockholders such indemnification may not limit the liability of directors or officers (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions believed to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith, (iii) for any transaction from which the director or officer derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the duty to the corporation or its shareholders in circumstances in which the director or officer was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the duty to the corporation or its shareholders, (vi) in actions arising out of contracts in which the director or officer has a material financial interest or (vii) for claims arising from corporate actions which subject directors to joint and several liability under
Section 316 of the CCC.

   As permitted by the CCC, the Company's By-laws provide for indemnification of directors and officers in accordance with the foregoing standards, provided such persons have acted in accordance with such standards. The Company also has insurance policies, as permitted by the CCC, on behalf of its directors and officers against certain liabilities which might be incurred by them in such capacities.

Item 16.  Exhibits.

      See Exhibit Index on Page E-1.

Item 17.  Undertakings.

   The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Act may be permitted to officers, directors and controlling persons of the Company pursuant to any charter provision, by-law or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by an officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The Company hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i)  To include any prospectus required by Section 10(a)(3) of the Act;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Irving, State of Texas, on the 18th day of September, 1998.

                              GTE CALIFORNIA INCORPORATED
                                   (Registrant)


                              By: DAVID R. BOWMAN
                                 -------------------------
                                  David R. Bowman
                                  President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement is signed below by the following persons in the capacities and on the dates indicated.


  DAVID R. BOWMAN                                           )
---------------------------  President                      )
  David R. Bowman            (Principal Executive Officer   )

  LAWRENCE R. WHITMAN                                       )
--------------------------   Vice President-                )
  Lawrence R. Whitman        Finance and Planning           )
                             (Principal Financial Officer)  )
                             and Director                   )
                                                            )
  STEPHEN L. SHORE                                          )
---------------------------  Controller                     )
  Stephen L. Shore           (Principal Accounting Officer) ) September 18, 1998
                                                            )
                                                            )
                                                            )
  MATELAND L. KEITH, JR.                                    )
---------------------------  Director                       )
  Mateland L. Keith, Jr.                                    )
                                                            )
                                                            )
                                                            )
  JOHN C. APPEL                                             )
---------------------------  Director                       )
  John C. Appel                                             )

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



          As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports, dated January 26, 1998, included in GTE California Incorporated's Form 10-K for the year ended December 31, 1997, and to all references to our Firm included in this Registration Statement.



                                    ARTHUR ANDERSEN LLP
                                    ARTHUR ANDERSEN LLP



Dallas, Texas
September 18, 1998

                                 EXHIBIT INDEX

Exhibit
Number
-------

1.1 - Form of Purchase Agreement, including Standard Purchase Agreement Provisions (September 1998 Edition).


4.1 - Form of Indenture between GTE California Incorporated and Bank of America National Trust and Savings Association, as trustee, dated as of December 1, 1993 (incorporated by reference from Exhibit 4.1 to GTE California Incorporated's Registration Statement on Form S-3, File No. 33-51541, filed with the Securities and Exchange Commission on December 17, 1993).

4.2 - First Supplemental Indenture between GTE California Incorporated and U.S. Bank Trust National Association (formerly known as First Trust of California, National Association), as successor trustee to Bank of America National Trust and Savings Association, dated as of April 15, 1996 (incorporated by reference from Exhibit 4.3 to GTE California Incorporated's Report on Form 8-K dated April 23, 1996).

4.3  -  Form of New Debenture.

5    -  Opinion and consent of William G. Mundy, Esq.

12   -  Consolidated Statements of the Ratios of Earnings to Fixed Charges
        (contained in Exhibit 12 to GTE California Incorporated's Report on Form 10-Q for the quarter ended June 30, 1998 and Exhibit 12 to GTE California Incorporated's Report on Form 10-K for year ended December 31, 1997).

23.1 - Consent of Arthur Andersen LLP is included on page II-5 of this Registration Statement.

23.2 -  Consent of William G. Mundy, Esq. (contained in opinion filed as
        Exhibit 5).

25   -  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank Trust National Association (formerly known as First Trust of California, National Association), as successor trustee to Bank of America National Trust and Savings Association, under the Indenture incorporated by reference in Exhibit 4.1.

26.1 -  Form of Invitation for Bids.



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